EXHIBIT 99.1

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL 2025 THIRD QUARTER RESULTS

TULSA, OK, January 13, 2025—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books and educational products for children, today reports financial results for the fiscal third quarter ended November 30, 2024.

Third Quarter Summary Compared to the Prior Year Third Quarter

●	Net revenues were $11.1 million compared to $16.9 million.
●	Average active PaperPie Brand Partners totaled 12,400 compared to 16,400.
●	Earnings (loss) before income taxes were $(1.1) million, compared to $2.7 million.
●	Net earnings (loss) totaled $(0.8) million, compared to $2.0 million.
●	Earnings (loss) per share totaled $(0.10) compared to $0.24 on a fully diluted basis.

Year-to-Date Summary Compared to the Prior Year

●	Net revenues of $27.6 million, compared to $42.1 million.
●	Average active PaperPie Brand Partners totaled 13,300, compared to 19,200.
●	Earnings (loss) before income taxes of $(5.3) million, compared to $2.9 million.
●	Net earnings (loss) totaled $(3.9) million, compared to $2.2 million.
●	Earnings (loss) per share totaled $(0.47), compared to $0.26 on a fully diluted basis.

Per Craig White, Chief Executive Officer, “Throughout this year we have continued to focus on additional cost reductions and efficiency gains in efforts to restore profitability.  In July we leased approximately 50% of the EDC occupied office and warehouse space in the Hilti Complex to a new tenant, reducing our overall footprint and generating income from underutilized space.  In August, we switched our outbound freight carrier which has reduced the average cost per shipment by approximately 20% and in September we consolidated our warehouse operations in Utah into our Tulsa facility.  We are seeing the impact of all of these strategic changes in the third quarter.”

“During the third quarter last year we recognized a $4.0 million gain on the sale of our old warehouse. Excluding this one-time event, our loss before taxes would have been ($1.3) million compared to ($1.1) million in the third quarter this year, on lower revenue levels. The reduced loss reflects the cost reduction improvements and efficiency gains we have been making this year.”

“The largest improvement in our financial performance will occur when we sell our Hilti Complex and eliminate our borrowings with our bank. On September 19th we executed a Letter of Intent to sell/lease back the Hilti Complex. On October 28th we executed a Purchase Sale Agreement with the buyer that started the due diligence time period. The agreement excludes the 17 acres of excess land which will remain under EDC’s ownership. The proceeds from the sale, which is expected to be completed before March 31, 2025, are expected to fully pay back the bank leaving us with no debt and we expect to have limited borrowing needs moving forward. To ensure business continuity, we recently entered into a seventh amendment with our bank extending our credit agreement through April 4, 2025, allowing us additional time close the building sale.”

“Additionally, during the second quarter last year we received an Employee Retention Tax Credit totaling $3.8 million which changed the pre-tax loss for the quarter of ($2.3) million to a pre-tax gain of $1.5 million.”

“The changes we are making reflect our commitment to returning to profitability for our shareholders. I would like to again thank our stakeholders for your ongoing support, including our Brand Partners, Customers, Employees, Vendors and Shareholders. Through your support, we remain steadfast in our mission to improve children’s literacy,” concluded Mr. White.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended November 30,		Nine Months Ended November 30,
	2024	2023	2024	2023
NET REVENUES	$11,052,100	$16,944,800	$27,554,700	$42,061,800

EARNINGS (LOSS) BEFORE INCOME TAXES	(1,111,900)	2,696,000	(5,325,000)	2,948,200

INCOME TAX EXPENSE (BENEFIT)	(276,200)	723,900	(1,406,900)	787,200
NET EARNINGS (LOSS)	$(835,700)	$1,972,100	$(3,918,100)	$2,161,000

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,273,402	8,266,032	8,270,797	8,271,284
Diluted	8,273,402	8,266,032	8,270,797	8,277,491

Fiscal 2025 Third Quarter Earnings Call

Date: Monday, January 13, 2025

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (800) 717-1738

Conference ID: 64717

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new brand partners, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, cybersecurity threats and incidents, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2024, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2024 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.